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                                                                     EXHIBIT 5.1

                [Squire, Sanders & Dempsey L.L.P.'s Letterhead]

                                November 5, 1996

TEAM America Corporation
110 E. Wilson Bridge Road
Worthington, Ohio 43085

         Re:      Common Shares, Without Par Value

Gentlemen:

         We have acted as counsel to TEAM America Corporation (the "Company") in connection with the Registration Statement on Form S-1 (Registration No. 333-13913) filed by the Company with the Securities and Exchange Commission ("SEC") on October 11, 1996 (the "Registration Statement"). The Registration Statement relates to the public offering of not more than 1,437,500 Common Shares, without par value, of the Company (the "Shares") which are being offered by the Company and certain selling shareholders. Upon filing of the Company's Amended Articles of Incorporation (the "Amended Articles") with the Ohio Secretary of State as described in the Registration Statement under "Description of Capital Stock," the Shares will be sold to the underwriters to be identified in the final prospectus included in the Registration Statement at the time it is declared effective by the SEC or filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933.

         In connection with the transactions described herein, we have examined such corporate records and other documents and certificates of public officials as we have deemed necessary in order for us to render the opinion set forth below.

         Based upon the foregoing, it is our opinion that upon filing the Amended Articles with the Ohio Secretary of State, the Shares, when delivered to the Underwriters against payment therefor pursuant to the underwriting agreement described in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            Squire, Sanders & Dempsey L.L.P.